UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 16, 2013

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

California	1-6615	95-2594729
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7800 Woodley Avenue Van Nuys, California	91406
(Address of Principal Executive Offices)	(Zip Code)
Registrant's Telephone Number, Including Area Code: (818) 781-4973
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b) and (e)

Robert A. Earnest, Vice President, General Counsel and Corporate Secretary of Superior Industries International, Inc. (the "Company") resigned as a result of a departmental reorganization effected on August 16, 2013, which eliminated his position.  In connection with his resignation, on August 22, 2013, Mr. Earnest and the Company entered into a separation agreement (the "Separation Agreement").  The following is a brief description of the terms and conditions of the Separation Agreement:

    (i)    Payment to Mr. Earnest of accrued salary and payment for unused vacation time through September 13, 2013, on which date his employment with the Company ends; for the two years thereafter Mr. Earnest has agreed to cooperate with the Company on matters in which he was involved during his employment.

    (ii)    A severance payment to Mr. Earnest in the amount of $220,000, payable in a lump sum less applicable withholdings.

    (iii)    A customary release of claims by Mr. Earnest, subject to limited exceptions.

    (iv)    Provisions concerning non-disparagement, proprietary information and non-participation in actions against the Company.

The Separation Agreement will become effective within seven days of Mr. Earnest signing it, provided that he does not revoke it prior to such time pursuant to his right to do so under the terms of the Separation Agreement.

The payments and benefits described above are the only amounts to which Mr. Earnest is entitled under the Separation Agreement.  He also remains entitled to any vested benefits he has as of the separation date under other benefit plans or programs maintained by the Company and to which Mr. Earnest is a party or participant, subject to the terms and conditions of such plans and programs.

The foregoing is a brief description of the terms of the Separation Agreement and is qualified in its entirety by reference to the Separation Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits
10.1	Separation Agreement between the Company and Robert A. Earnest, dated August 22, 2013

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
(Registrant)

Date: August 22, 2013	/s/ Kerry A. Shiba
Kerry A. Shiba
Executive Vice President and Chief Financial Officer